Rand 2008 Year-End Earnings Call Script

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the Rand Logistics fiscal year 2008 financial results conference call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. (OPERATOR INSTRUCTIONS).

This conference is being recorded today, Thursday, June 26, 2008. At this time I want to the conference over to Brandi Piacente, Investor Relations. Please go ahead, ma'am.

Brandi Piacente: Thank you, Operator. Good afternoon, ladies and gentlemen, and welcome to Rand Logistics' fiscal 2008 year-end conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, President; Scott Bravener, President of Lower Lakes and Joe McHugh, Rand's Chief Financial Officer. This call is being webcast and a telephonic replay will be available following the call.

Before we begin, we'd like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts but instead statements based upon the current beliefs and expectations of the management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties which could also cause actual results to differ materially from the results included in such forward-looking statements.

And with that I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Brandi, and good afternoon, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results. Ed Levy, Rand's President, will discuss recent Company developments. And Joe McHugh, our CFO, will review the financial results. I will summarize the prospects for the current shipping season and then we will open the call up for questions.

Despite the fact that our financial results in fiscal year 2008 were impacted by the WMS strike and several operational incidents, which Scott will discuss in greater detail, we were able to achieve all of the strategic initiatives that we set forth for the Company at the end of fiscal year 2007. These initiatives included significantly improving the vessel operating profits of our core U.S. fleet; rebuilding our corporate infrastructure including finance, IT and HR; and completing the repowering of the Saginaw on budget.

In addition, we completed two major acquisitions which nearly doubled the size of the Company. We are pleased to announce that in fiscal 2008, we met or exceeded our previously stated target business metric for revenue and vessel margin per day, excluding the three vessels previously operated under a time charter with WMS and the two conventional bulk carriers acquired in late August from the Voyageur group of companies.

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We also met our target for public company cash expenses. Joe will discuss these results in greater detail later on this call. After deducting one-time non-recurring G&A expenses of approximately $1.6 million, we incurred more G&A expenses than we had projected. The increase was primarily attributable to higher-than-expected costs in building out our organization and the appreciation of the Canadian dollar, which resulted in higher than expected G&A expense in U.S. dollars. We anticipate our G&A expenses as a percent of revenue would decrease in the future.

During fiscal year 2008, Rand continued to benefit from the strong industry demand which exceeds current capacity as well as the firm freight rate environment. As was mentioned in our press release, our vessels are completely committed for the 2008 sailing season and we have not experienced a slowdown in terms of demand for service from our customers.

As we have now worked through the work stoppage on the WMS vessels and have eliminated non-recurring IT and infrastructure expenses, we anticipate a significant increase in Rand's earnings for the current fiscal year which began April 1, 2008. Based on our actual results thus far in fiscal year 2009, we are confident that our operations for the quarter ended June 30, 2008, will demonstrate Rand's inherent earnings capability.

Now, I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks Laurence. We were pleased with the operational performance of our vessels in 2008 with the exception of the three vessels which were operated under the WMS time charter.

Last year, I commented that I believed there was a significant opportunity to improve the performance of our U.S. fleet. To that end, we initiated a number of programs aimed at eliminating cost overruns, including improving employee training, increasing the number of engineering superintendents, increasing our focus on planned maintenance and making capital investments to improve the operating reliability of our equipment.

I'm very pleased to report that in fiscal year 2008, we substantially improved the operations of the U.S. fleet, including increasing vessel margins by approximately 161.5%. In fiscal 2009, I continue to see an opportunity to further improve the U.S. operations, although vessel margin improvement will be at a lesser rate than the 161.5% reported for fiscal year 2008.

Notwithstanding, several unforeseen incidents and one vessel that operated for the entire season at a reduced speed due to a mechanical issue that was resolved this winter, our Canadian vessels continued to generate steady and strong earnings. I would anticipate an improvement in the profitability of these vessels in fiscal 2009 due to the improved freight rates, the resolution of the mechanical problem, and the reduction in the number of unforeseen incidents to historical levels.


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Our results were meaningfully impacted by the strike at WMS which began in May of 2007 and ended in August of that year. We felt the impact of the strike on our operations throughout the entire sailing season as WMS had difficulties in assembling qualified crews to operate the vessels subsequent to the work stoppage. The three vessels sailed only 451 days in fiscal year 2008 versus a possible 825 days or 55% of potential days.

I'm very pleased by the operation of these vessels thus far in fiscal 2009. The three vessels have exceeded our expectations in terms of many of the operating metrics that we closely monitor in managing the business. In fact, based on our April and May fiscal 2009 results, two of the three vessels ranked among the most profitable in the entire fleet. These three vessels have to date exceeded our initial profitability expectations.

Overall the performance of the two vessels required from Voyageur in August of 2007 was good. Given the contracts and operating restraints that were in place for the remainder of the 2007 sailing season, we could not materially impact the results of these vessels.

As many of you are aware, at the time of the acquisition we renegotiated the customer contracts associated with these vessels. The newly negotiated contracts, coupled with full operational control of the vessels, became effective at the beginning of the current sailing season. I'm happy to report that based on our April-May results, these vessels are performing in line with our expectations at the time of the acquisition.

We continue to see industry demand exceeding current capacity and given the prohibitive cost of building a new vessel and the current rate structure, we do not believe that the economic return to our shareholders supports building either a self propelled vessel or a tug barge unit.

As was mentioned in our press release, our vessels are completely committed to the 2008 sailing season. To date we have not experienced any slowdown in terms of demand for our services from our customers. We believe that if demand does slowdown we are well-positioned due to our diversified network of blue-chip customers, our low-cost operating structure and the flexibility of our fleet.

In addition, certain of our vessels have benefited thus far in the current season from improved water levels in the Great Lakes. For example, relative to the same time last year, water levels in Lake Erie are three inches higher, Lake Huron and Lake Michigan are four inches higher and Lake Superior is 14 inches higher.

In fiscal year 2008, consistent with prior years, we were able to renew all of our existing contracts at freight rates that were in line with our expectations. In addition, we added several new long-term contracts which began during fiscal 2009 and will allow us to maximize the utilization and profitability of our vessels. All of our customer contracts have fuel surcharges that minimize our exposure to rising fuel costs.


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During fiscal 2008, we further diversified our customer base and end markets by increasing the percentage of agricultural products that we carry.

Finally we are pleased to announce that we completed the repowering of the Saginaw, one of our Canadian flag vessels, with a new highly automated emissions-compliant power plant. The vessel is now fully operational as of June 12, 2008, and we believe it is amongst the most efficient vessels in its class on the Great Lakes. The repowering is expected to improve operating margins going forward due to an increase in speed, which will enhance our capacity, and a reduction in fuel consumption, labor, maintenance and other operating costs.

As previously stated, we expect the investment will generate an annual midteens return. Although the repowering was slightly delayed, we do not believe it will have a material impact on fiscal 2009 vessel margins.

In summary, I believe that an additional profit enhancement opportunity still exists within our business as we continue to leverage our operating efficiencies to maximize scheduling efficiencies and improve vessel performance. Based on our preliminary actual results in April and May of fiscal 2009, our EBITDA for this period has already exceeded our EBITDA for the entire first quarter of fiscal 2008 by over 35%.

This was achieved despite the fact that the Saginaw did not operate in either April or May, due to the repowering project. We are confident that our operations for the first quarter ended June 30, 2008 will demonstrate Rand's inherent earnings capability and will report a significant improvement in earnings from those generated in the comparable quarter last year.

I will now turn the call over to Ed. Ed?

Ed Levy: Thanks Scott. As Laurence stated, we had several key developments during fiscal year 2008 and were able to achieve all of the strategic initiatives set forth at the end of fiscal year 2007.

First, we acquired the three vessels from WMS that we were operating under a time charter agreement. The all-in purchase price of the vessels was approximately $20 million or approximately three times forecasted EBITDA. In addition, we sold one of the three acquired vessels to our Canadian subsidiary for Canadian Registry and Deployment. This decision was based on strong contractual demand by our customers and has allowed us to capitalize on the favorable operating performance of our Canadian fleet. We believe the acquisition of the WMS and Voyageur vessels not only improves our strategic position within our markets, but also represents an opportunity for future profit growth through the elimination of duplicative overhead and the full integration of the vessels into our fleet, resulting in more cost-efficient operations.


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Secondly, during the fiscal third quarter call we announced that we admitted our credit facility with GE Capital which increased our borrowing capacity to approximately $100 million. The additional capital was used to finance the WMS acquisition, the Saginaw Repowering Project and working capital.

Also during the third fiscal quarter, we decided to retire the Calumet, the oldest and smallest vessel in our fleet. The capital investment required to enable the vessel to generate a satisfactory rate of return was not justifiable. The removal of the Calumet combined with our transfer of one of the three acquired vessels from WMS to our Canadian subsidiary further tightened shipping capacity within the U.S. market which has not impacted our ability to service our network of blue-chip customers. We continue to operate in an environment where freight demand exceeds capacity; and we are well-positioned to capitalize on this opportunity to further grow our business.

Subsequent to the close of the fourth quarter of fiscal year 2008, we announced the appointment of Michael D. Lundin as an independent member of our Board of Directors. Mike is the former president and chief executive officer of the Oglebay Norton Co., a miner, processor, transporter and marketer of industrial, minerals, and aggregates.

Mike is a seasoned executive with a significant amount of experience in Great Lakes operations and extensive knowledge of the shipping business and we are pleased to welcome him. He has already become a strong addition to our Board and added valuable insights regarding ways to improve the business. This latest deployment expands our Board to six members including four non-management independent directors.

With that I would like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Ed. Before I review the fiscal 2008 and fourth quarter results, I want to update you on the progress that we have made during fiscal 2008 in improving the management infrastructure, upgrading business software in IT, and further improving internal controls.

During fiscal 2008 we completely reengineered the finance organization including replacing the CFO at the Lower Lakes level and upgrading the finance group that was in place prior to the acquisition of Lower Lakes by Rand. We also implemented a major upgrade of our computer systems and infrastructure. The implementation is now complete and is now considered SOX-compliant.

We also began and completed the implementation of new computer systems and communications on board each of our vessels. This upgrade will enhance on-board communication and increase the efficiency of our ship personnel in shoreside management. As we discussed at the end of our third quarter, we estimate that we incurred a one-time cost of $1.2 million in fiscal 2008 to implement the improvement in our management infrastructure.


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During the fourth quarter of fiscal 2008, the Company hired 104 new employees to crew the three vessels that we purchased from WMS and to staff the two Voyageur vessels, given the termination of the crew manning agreement. Management believes the majority of the hiring and integration work associated with these vessels was complete as of March 31, 2008.

I am sure you've all read through the fiscal year 2008 news release and possibly even our 10-K filed today, so I will not review all of the numbers in detail. As you know, the fiscal fourth quarter is our winter lay up quarter during which our vessels are limited in their operations. Marine freight revenue for this period increased 2.8% to $3 million compared to the same year ago period. Management believes that marine freight revenue is the most accurate measure because it excludes fuel surcharge and outside charter time charter revenue which tends to be pass-through type revenues.

Marine freight revenue provides the most accurate measure of the revenue and profit capability of our vessels. Despite the costs associated with integrating the five newly acquired vessels, including an increase in winter work expense of nearly $1.3 million, vessel margins were about even between the quarter ended March 31st, 2007, and March 31st, 2008.

G&A expenses increased by 6.1% to $3.1 million in the fourth quarter of fiscal 2008 versus $3 million for the fourth quarter of fiscal 2007, primarily attributable to the cost of terminating the crew manning agreement with Voyageur Marine Transport and the impact of the strengthening Canadian dollar.

Excluding the variable interest entity, the Company incurred an EBITDA loss of $9 million for the fourth quarter ended March 31st, 2008, versus a loss of $8.8 million for the quarter ended March 31st, 2007.

Now moving onto our full year 2008 results, marine freight revenue increased by $6.7 million or 10.5% to $70.3 million in fiscal year 2008 from $63.6 million in fiscal year 2007. Marine freight revenue per day excluding the three vessels previously operated under the time charter with WMS and the two conventional bulk carriers acquired in late August from the Voyageur group of companies increased by $2,180 or 9.4% to $25,359 in fiscal year 2008 from $23,179 in fiscal year 2007. The vessel margin per day after expensed winter work increased by $1,131 or 21.2% to $6,470 in fiscal 2008 from $5,339 in fiscal year 2007.

The improvement in vessel margin per day in fiscal 2008 would have been greater but for the mechanical issue on one of our Canadian vessels which has since been resolved and the number of incidences we incurred particularly related to our Canadian vessels. Nonetheless the 21.2% increase in vessel margin versus a 9.4% increase in Marine freight revenue illustrates the positive operating leverage that exists in our business.


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For the year ended March 31, 2008, excluding the variable interest entity,
EBITDA was a loss of $1.2 million compared to $3.6 million in fiscal year 2007. Fiscal year 2008 results were impacted by a loss of $4.7 million related to the WMS vessels versus breakeven for the 12 months ended March 31st, 2007. This decrease in profitability was largely attributable to the strike associated with the three vessels previously operated under the time charter with WMS, which lasted from May through August of 2007 and impacted the Company's full sailing season. An additional impact on fiscal year 2008 results was $1.6 million of expenses associated with the previously announced one-time expenses relating to improving management infrastructure, increasing business software and IT, further improving internal controls, Voyageur transaction costs and a prior period restrictive stock grant.

Total vessel capital expenditures in fiscal 2008 and the first quarter of fiscal 2009 are projected to equal $20.5 million. Approximately 65% of this expenditure relates to the repowering of the Saginaw. The remainder of the expense includes capitalized winter work, the cost to reflag one of the vessels Canadian, and costs related to ship communications and IT infrastructure hardware and software.

Total dry-docking expenses in fiscal 2008 and the first quarter of fiscal 2009 are projected to equal $5.1 million including approximately $700,000 carryover from fiscal 2007. We dry-docked two vessels in fiscal 2008. In addition to our expected dry-docking costs, we invested a significant amount of steel renewal on one of the acquired Voyageur vessels. We believe this investment is prudent because it extends the useful life of the asset.

Now I would like to turn it over to Laurence.

Laurence Levy: Thanks Joe. In closing, Rand enters the fiscal 2009 shipping season in a position to capitalize on steady favorable demand for transportation services on the Great Lakes and we believe that demand for our services will continue to exceed available market capacity for the foreseeable future. The strategic investment we made in fiscal 2008 to improve the efficiency of our fleet positions us well for increased operating margins going forward.

As mentioned, we are pleased with our actual results for April and May and we are on track to achieve substantial profit growth in the first quarter versus the same period last year. We view fiscal year 2009 as an opportunity to deliver the operating results that our business plan was predicated on. Now that we have the operational structure in place to utilize our fleet to its full capacity, our ongoing operational improvement, strategic acquisitions and vessel upgrades in conjunction with the elimination of non-recurring IT and infrastructure expenses should continue to drive profit growth as we maintain a leadership position in an industry with high barriers to entry and significant demand.

We look forward to a profitable 2008 shipping season and updating you on our progress during our next call.

With that I would like to turn the call back to the operator and open it up for questions.


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+++ q-and-a
Operator: (OPERATOR INSTRUCTIONS) Fred Buonocore with CJS Securities.

Fred Buonocore: Good evening, gentlemen. So some pretty impressive performance so far in Q1 and if I have that correctly just for April and May your EBITDA is up 35% over Q1 of last year, correct?

Laurence Levy: Correct. The total of April and May for this year exceeds the entire first quarter of last year by over 35%, despite the fact that the Saginaw did not participate in sailing this year.

Fred Buonocore: Great and so what are the key factors that you attribute that to?

Laurence Levy: Scott, would you like to address that?

Scott Bravener: That's a combination of a number of things, Fred, one of them being improved freight rate environment, the biggest gain improved operating efficiency of the vessels and also improved water levels over last year also contributed to that.

Fred Buonocore: Great and you indicated that all of your contracts include fuel surcharges so you are not really been impacted in any material way by the current fuel prices. Is that correct?

Scott Bravener: That is correct.

Fred Buonocore: Excellent. So we really look forward to the performance, but it looks like you will be delivering in FY '09, I'm just wondering if you can give some quantifiable guidance for the year in any sort of way or if you're planning on doing that at some point?

Laurence Levy: At this stage, we have elected not to provide any guidance. We are cautiously optimistic about this year, just based on the current performance and the demand for our vessels, but we have elected not to specifically quantify where we anticipate financial results coming out.

Fred Buonocore: Okay and just in terms of additional acquisitions, do you see more opportunities this year to expand your fleet?

Laurence Levy: At this stage, Fred, we are continuing to look around for opportunities, but there is nothing specific that we are working on that is imminent. We think that this is a time period where we really want to focus on our operations and demonstrate the inherent earnings power in our existing assets. And then as we feel comfortable with that, move on to further grow the Company through additional opportunities.

Fred Buonocore: Very good. Thank you very much.


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Operator: (OPERATOR INSTRUCTIONS) Ross Haberman with Haberman Fund.

Ross Haberman: I got on a bit late and I apologize if you discussed this. Could you go over the onetime items in the year? And I guess I was looking at your reconciliation of -- to EBITDA starting with roughly the $1.6 million, $1.7 million. Which would be adding back, I caught the $1.6 million and I guess other expenses, but what else would be added to that to come to a clean cash flow operating number for calendar '07 -- sorry, fiscal '07?

Laurence Levy: Ed, would you like to respond to that?

Ed Levy: I would say the only other addback that we would put forth for the shareholders is the $4.7 million loss associated with WMS. So we would look at the numbers, excluding the WMS vessels and those would be the two numbers. While there are other things that are in there, we don't want to -- that is where we are going to leave it in terms of onetime expenses.

Ross Haberman: Okay. And could you talk about general freight rates, what you are seeing? And is there any weakness in any category stone or rock or any of those things going out a year or so? Or is it too early to project about that?

Laurence Levy: Scott, could you respond to that, please?

Scott Bravener: As we previously stated, our freight rate increases that we have been experiencing to date has been a very favorable freight rate environment on the Lakes right now. Capacity remains tight. The one area of the business that is down somewhat this year is aggregates versus the five-year trend on the Great Lakes, but that is more a function of available capacity right now than it is a function of the economy for our pricing power going forward right now, we think remains quite favorable.

Ross Haberman: When would you start to sign contracts I guess for fiscal 2009?

Scott Bravener: We had a number of renewals in this past winter season. Going into next year, we have less than 10% of our business in the U.S. that rolls off and it would be less than 10% of our Canadian business that rolls off.

Ross Haberman: So we will start to begin to get a feel for --.

Scott Bravener: We will be operating under contracts, existing contracts or contracts that have been renewed in this past winter of the previous year, which have all been renewed at greater than historical freight rate increases going forward.

Ross Haberman: Thank you.

Operator: Bob Sales with LMK Capital Market.


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Bob Sales: A few questions for you. You mentioned the vessel, I guess it was an
EBITDA margin per day for 2008. Was that $6,400 per day?

Laurence Levy: Approximately, closer to $6,500. You are approximately correct, Bob.

Bob Sales: $6,500. Then within the context of commenting on April and May, how should we think about the potential for it about margin per day in the '09 sailing season?

Laurence Levy: Ed, would you like to respond to that?

Ed Levy: I think, Bob, that we continue to point people to the $6,500 average vessel margin per boat per day at this point. We are pleased with the operations of the vessels in April and May, based on the results. And I think as the year continues to progress we will evaluate it as a management team whether we feel comfortable rethinking that expectation.

Bob Sales: Good. And then I know this is a very basic question, I haven't had time to review the 10-K. Could you just one more time break down the fleet for us in terms of U.S. and Canadian vessels, and self unloading and non-self unloading? Just with the Saginaw being retooled and one and the various acquisitions that came into play?

Laurence Levy: Scott, please go ahead.

Scott Bravener: Within our Canadian fleet we operate seven vessels, five of which are self unloaders, two of which are conventional bulk carriers. Of those five self unloaders on the Canadian side, four are which we call the River Class Market. Within the U.S. fleet, all five vessels within the U.S. fleet are self unloading vessels and all of them are River Class, one of which is an integrated tug and barge. And we also contractually operate one other conventional bulk carrier in the Canadian market.

Bob Sales: One under contract?

Scott Bravener: Yes.

Bob Sales: Okay and then when you look at revenue and margin per day, are the -- should we think about the self unloading in the conventional boats as kind of generating the same level of profitability?

Laurence Levy: Go ahead, Ed.

Ed Levy: I think we think about it in the aggregate and the number we have given you is in the aggregate. The $6,500 directional number is in the aggregate and that's the way we will continue to present that.

Bob Sales: Then, one more question just to kind of work to the last segment of this. Can you talk about sailing days broadly as it was in -- I know '08 had some disturbances with the WMS strike, but just expectations -- how do we think about the number of sailing days for the fleet in 2009?


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Laurence Levy: We traditionally budget on approximately 275 sailing days per vessel per year. And at this stage we still think that is a reasonable number. Obviously the Saginaw will be less than that based on the fact that it was still being refitted, but it's partially dependent on weather and other conditions but we think that is a reasonable number to budget on.

Bob Sales: And is the Saginaw now fully operational?

Scott Bravener: Yes, it was operational as of June 12.

Bob Sales: June 12. And lastly expectations for CapEx in '09 versus '08?

Laurence Levy: Scott, go ahead.

Scott Bravener: I will defer that question to Joe here.

Joe McHugh: Yes. We have -- as we said during the call, we have a little bit of carryover from our winter 2008 work that will probably be on the order of about $6.6 million including the completion of the Saginaw in the first quarter. But for the next winter season which would be the winter of 2009 and the end of fiscal 2009, we expect that both drydock and CapEx to be about $8 million.

Bob Sales: That's drydock -- that is capitalized or drydock expenses as well?

Joe McHugh: Capitalized drydock

Bob Sales: And the figure was what -- 8 --?

Joe McHugh: The two of them together are about $8 million, so that would be the capital expenditures, including some of what I would call a little bit upgrade or investment CapEx as opposed to maintenance CapEx, and then also a dry-dock.

Bob Sales: Thank you very much and thanks for your patience. Good luck on the sailing season.

Laurence Levy: Thank you.

Operator: Fred Buonocore with CJS Securities.

Fred Buonocore: I just wanted to see if you could give us a sense or some quantification for freight rates and the increase that you've seen there in your new contracts?

Laurence Levy: Scott, please go ahead.


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Scott Bravener: As I stated earlier, we don't typically give guidance on them,
Fred, other than to say we have been able to renew any contract that we've renewed in the past 18 months well in excess of historical norms going out over the number of years.

Operator: (OPERATOR INSTRUCTIONS). Karl Weissman with Early Bird Capital.

Karl Weissman: Great quarter. How are water levels looking and how do they affect you?

Laurence Levy: Scott, go ahead please.

Scott Bravener: As I stated earlier Lake Erie is currently three inches above where it was at this point last year. Lake Huron, Lake Michigan water levels are trending plus four inches over where they were at this point last year and Lake Superior is at 14 inches above where they were at this point last year. And you can assume anywhere from 80 to 82 to just over 100 tons per inch depending on the vessel times the relevant freight rate. So the impact of the higher water levels is quite positive. That's all falls to the bottom line and especially in the case of Lake Superior and the one shallow water trade that we do, the impact has been quite significant over the first two months.

Karl Weissman: What percentage of your business is on Lake Superior?

Scott Bravener: About 18%.

Karl Weissman: Sounds fairly material. Also how are you guys doing on your deadheads? As a percentage?

Scott Bravener: As far as maximizing our scheduling, we filled out that very well over the last winter; and our vessels are operating pretty close to what we would say of capacity as far as maximizing the carriage of products both ways.

Karl Weissman: So compared to last year what percentage increase do you think there is?

Scott Bravener: It would be difficult to say with the work stoppage is that we had last year. We didn't have a real true picture for comparison purposes, but we've -- versus the theoretical book of business that we had last year for our full fleet that we have increased our two-way carrying capacity.

Karl Weissman: So are you going to use that as a metric going forward?

Scott Bravener: We do have certain metrics but it depends on the trade pattern. It can skew that -- it can skew that metric. It can't give us a straight up apples to apples comparison.

Karl Weissman: Great. Thank you.


                                       12
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Operator: [Lauren Ivey with Baird and Company].

Lauren Ivey: It's [Lauren Ivey] from Baird. I just have a curious question. As I recall you had a self developed or self designed scheduling system. Did you -- when your new IT infrastructure update did you custom-design a new scheduling system or did you purchase one or are we using the same computer program?

Laurence Levy: Scott, go ahead please.

Scott Bravener: Our scheduling program remains the same. We've tied it...We have made some enhancements to tie it in and with our accounting program further, but we still use the same scheduler that we would have previously disclosed.

Lauren Ivey: Okay. Thank you.

Operator: Jim Matisse with Matisse Partners.

Jim Matisse: My question is the share count I see went up from I think 7 million to 11 million and if you could explain that just briefly to me because I obviously missed something?

Laurence Levy: Joe, could you respond to that?

Joe McHugh: Sure, Laurence. The recent increases in shares: we had the original
5.6 million shares in the original IPO. There were 2.4 million shares in August of '06 in a private placement. In January of '07 we added 120,000 shares in a restricted stock program. The warrants that got exercised last -- first quarter were 3,969,000 and then we had about 13 -- just under 13,000 shares as part of what our outside board gets -- part of their compensation is restricted stock. That's how you get to the one -- the 12,105,000.

Jim Matisse: Yes. Okay. Is the tax loss carryforwards $20.5 million, is that the correct number or is it a higher grade or lower?

Joe McHugh: It is now $62 million of tax loss carryforwards.

Jim Matisse: Oh really. Wow.

Joe McHugh: And a lot of that is due to some what I would call advanced dry-dock depreciation and amortization you can take even before you incur it. We have got some very specific strategies not to let that expire, but we truly believe that with our -- what we plan to do in fiscal 2009 and even in a modest growth from there that we will use that up. So there is -- we do not see any risk in losing the NOL's that expire starting in fiscal 2009. We've done a lot of tax planning. Obviously that is something that Grant Thornton reviewed in a lot of detail as well. So as long as we execute, that is a number we will use up.


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Jim Matisse: Okay. Thank you very much.

Operator: Ross Haberman with Haberman Fund.

Ross Haberman: Just one follow-up. I guess a question for Joe. What kind of corporate overhead do you expect in the current fiscal year?

Joe McHugh: We are expecting basically to stay under cash forecasted. Under the $3 million a year in cash expenses. In fact to be roughly the same in cash expenses as this year with really the only difference being some equity type compensation by a couple hundred thousand at the most.

Ross Haberman: And the number this year was what, if I may ask?

Joe McHugh: This year, our -- we ended up with $3,198,000. But that included a component of equity cost, I think, that was about $461,000.

Ross Haberman: Thank you.

Operator: Bob Sales with LMK Capital Management.

Bob Sales: Scott, I guess the only follow-up I have and help me out here, if you are looking at better freight rates in '09, why would the boat margin per day, vessel margin per day not be higher than what it was in '08 sailing season?

Laurence Levy: Ed, would you like to respond to that please?

Ed Levy: Yes and I think the other numbers I would point you to are the average revenue per boat, per day for fiscal 2008, which was approximately $25,350 a day. And at this point, in light of the fact that we are integrating several vessels into the fleet, we would prefer to maintain the guidance that we put out to the market and obviously we will continue to evaluate that in the ensuing months here and in the ensuing quarters, but again we are just -- we want to be cautious in terms of what we've told the market, but we are giving you -- we are trying to be as transparent as possible with all the data.

Laurence Levy: I would add to that, I mean business is very, very good for us right now, but you have a very conservative management team.

Bob Sales: Fair enough. Thank you very much.

Operator: (OPERATOR INSTRUCTIONS). I'm showing there are no further questions in the queue. I will turn it back over to management for any closing remarks.


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Laurence Levy: Thank you, operator. We appreciate all of you taking the time to spend with us and are really thankful for your support and we look forward to speaking with you in the foreseeable future and definitely when we report our first quarter results by the middle of August. Thank you again.

Operator: Thank you, ladies and gentlemen, that does conclude today's Rand Logistics fiscal year 2008 financial results conference call. If you'd like to listen to a replay of today's call please dial 303-590-3000 or -- and enter 11116280 or 800-405-2236 and enter the pass code 11116280. (OPERATOR REPEATS INSTRUCTIONS).

Thank you for your participation and for using ACG Teleconferencing. You may now disconnect.